EXHIBIT 10.2

PEPSIAMERICAS, INC. 2000 STOCK INCENTIVE PLAN
AMENDMENT NO. 3

Pursuant to the authority retained by PepsiAmericas, Inc. (the “Company”) under Section 13 of the PepsiAmericas, Inc. 2000 Stock Incentive Plan (the “Plan”), and the action of the Company at the February 24, 2005 meeting of the Board of Directors of the Company, the Company hereby amends the Plan in the following manner:

Section 1  “Definitions” shall be amended by inserting a new sentence at the end of subsection (k), to read as follows: “Restricted Stock Award shall also include a Restricted Stock Unit Award, which is any award of the right to receive a cash payment equal to the fair market value of Common Stock upon the occurrence of some future event, such as the completion of a stated period of employment, under the terms set forth in an agreement.”

Section 8 “Restricted Stock Awards” shall be amended as follows: “(A) Restriction Period to Be Established by the Committee.  At the time of the making of a Restricted Stock Award, the Committee shall establish a period of time (the “Restriction Period”) applicable to such award.  The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee.  The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met during the Restriction Period as a condition to the vesting of all or a portion of the shares or units subject to a Restricted Stock Award and for the forfeiture of all or a portion of such shares or units if such Performance Measures shall not be satisfied or met during the Restriction Period.  Notwithstanding anything contained herein to the contrary, in the case of a Restricted Stock Award intended to be qualified performance-based compensation under Section 162(m) and the rules and regulations thereunder, shares or units subject thereto shall not be vested until the Committee certifies in writing that the applicable Performance Measures for the performance period have in fact been achieved.

(B)  Other Terms and Conditions.  Common Stock, if any, when awarded pursuant to a Restricted Stock Award, shall be represented by a stock certificate or book-entry credits registered in the name of the Holder who receives the Restricted Stock Award or a nominee for the benefit of the Holder.  The Holder shall have the right to receive dividends (or the cash equivalent thereof) during the Restriction Period and shall also have the right to vote such Common Stock and all other stockholder rights (in each case unless otherwise provided in the agreement evidencing the Restricted Stock Award), with the exception that (i) the Holder shall not be entitled to delivery of the stock certificate (or the removal of restrictions in the Corporation’s books and records) until the Restriction Period established by the Committee pursuant to Paragraph 8(A) shall have expired or lapsed, (ii) the Corporation shall retain custody of the stock certificate during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock during the Restriction Period, and (iv) a breach of restriction or breach of terms and conditions established by the Committee pursuant to the Restricted Stock Awards shall cause a forfeiture of the Restricted Stock Award.  If requested by the Corporation, a Holder of a Restricted Stock Award shall deposit with the Corporation stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of

Common Stock subject to the Restricted Stock Award, if any, in the event such award is forfeited in whole or in part.  A distribution with respect to shares of Common Stock, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee.  The Committee may, in addition, prescribe additional restrictions, terms or conditions upon or to the Restricted Stock Award in the manner prescribed by Paragraph 4.  The Committee may, in its sole discretion, also establish rules pertaining to the Restricted Stock Award in the event of termination of employment or service (by Retirement, disability, death or otherwise) of a Holder of such award prior to the expiration of the Restriction Period.

(C)  Restricted Stock Award Agreement.  Each Restricted Stock Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(D)  Payment for Restricted Stock.  Restricted Stock Awards may be made by the Committee whereby the Holder receives Common Stock subject to those terms, conditions and restrictions established by the Committee but is not required to make any payment for said Common Stock.  The Committee may also establish terms as to each Holder whereby such Holder, as a condition to the Restricted Stock Award, is required to pay, in cash or other consideration, all (or any lesser amount than all) of the fair market value of the Common Stock, determined as of the date the Restricted Stock Award is made.

Notwithstanding the above, if the Restricted Stock Award is in the form of a Restricted Stock Unit Award, the Holder shall not be entitled to receive Common Stock at any time during or after the Restriction Period.  Rather, the Holder shall be entitled to a cash payment equal to the fair market value of the Common Stock at the end of the Restriction Period.

(E)  Termination of Employment or Service or Death of Holder.  A Restricted Stock Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable Restriction Period, except as may otherwise be determined by the Committee.”

This Amendment No. 3 shall be effective as of February 24, 2005.

PepsiAmericas, Inc.

By:	/s/ Brian D. Wenger
Its: Secretary

Dated: February 24, 2005